Exhibit 99.1

Amcor Prices Private Offering of $2.2 Billion of Senior Unsecured Notes

ZURICH, SWITZERLAND, March 13, 2025 – Amcor plc (NYSE:AMCR; ASX:AMC) (“Amcor”) announced today that Amcor Flexibles North America, Inc. (“AFNA”), a wholly-owned subsidiary of Amcor, priced a private offering (the “Offering”) of guaranteed senior notes in an aggregate principal amount of $2.2 billion (collectively, the “Notes”) on March 12, 2025. The Notes consist of (i) US$725,000,000 principal amount of 4.800% Guaranteed Senior Notes due 2028, (ii) US$725,000,000 principal amount of 5.100% Guaranteed Senior Notes due 2030 and (iii) US$750,000,000 principal amount of 5.500% Guaranteed Senior Notes due 2035. The Offering is expected to close on March 17, 2025, subject to the satisfaction of customary closing conditions. The Notes will be senior unsecured obligations of AFNA and will be unconditionally guaranteed on a senior unsecured basis by Amcor and certain of its subsidiaries that guarantee existing registered notes issued by AFNA.

Amcor intends to use the net proceeds from the offering to repay certain existing indebtedness of Berry Global Group, Inc. (“Berry”) in connection with the closing of Amcor’s previously announced merger with Berry (the “Merger”). All of the Notes, other than the 4.800% Guaranteed Senior Notes due 2028, will be subject to a special mandatory redemption if the Merger is not consummated by five (5) business days after the “Outside Date” under the merger agreement.

The Notes and the guarantees have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or any other jurisdiction. The Notes are being offered and sold in the United States only to persons reasonably believed to be qualified institutional buyers (as defined in Rule 144A, “QIBs”) in reliance on Rule 144A under the Securities Act (“Rule 144A”) and to certain non-U.S. persons, in transactions outside the United States, in reliance on Regulation S under the Securities Act (“Regulation S”). Prospective purchasers that are QIBs are hereby notified that the sellers of the Notes may be relying on the exemption from Section 5 of the Securities Act pursuant to Rule 144A. The Notes are subject to certain restrictions on transfer and may only be offered or sold in transactions exempt from, or not subject to, the registration requirements of the Securities Act and other applicable securities laws.

A confidential offering memorandum for the Offering of the Notes has been made available to such eligible persons. The Offering is being conducted in accordance with the terms and subject to the conditions set forth in such confidential offering memorandum.

This press release is for informational purpose only and does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, the Notes or any other security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Amcor Investor Relations Contacts

Tracey Whitehead	Damien Bird	Damon Wright
Global Head of Investor Relations	Vice President Investor Relations Asia Pacific	Vice President Investor Relations North America
T: +61 408 037 590	T: +61 481 900 499	T: +1 224 313 7141
E: tracey.whitehead@amcor.com	E: damien.bird@amcor.com	E: damon.wright@amcor.com

Amcor Media Contacts

Australia	Europe	North America
James Strong	Ernesto Duran	Julie Liedtke
Managing Director Sodali & Co	Amcor Head of Global Communications	Amcor Director, Media Relations

About Amcor

Amcor plc (NYSE: AMCR; ASX: AMC), is a global leader in developing and producing responsible packaging solutions across a variety of materials for food, beverage, pharmaceutical, medical, home and personal-care, and other products. Amcor works with leading companies around the world to protect products, differentiate brands, and improve supply chains. Amcor offers a range of innovative, differentiating flexible and rigid packaging, specialty cartons, closures and services. Amcor is focused on making packaging that is increasingly recyclable, reusable, lighter weight and made using an increasing amount of recycled content. In fiscal year 2024, 41,000 Amcor people generated $13.6 billion in annual sales from operations that span 212 locations in 40 countries.

Cautionary Statement Regarding Forward-Looking Information

The information contained in this press release includes certain statements that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified with words like “believe,” “expect,” “target,” “project,” “may,” “could,” “would,” “approximately,” “possible,” “will,” “should,” “intend,” “plan,” “anticipate,” “commit,” “estimate,” “potential,” “ambitions,” “outlook,” or “continue,” the negative of these words, other terms of similar meaning, or the use of future dates. Such statements, including projections as to the anticipated benefits of the proposed Transaction (as defined herein), the impact of the proposed Transaction on Amcor’s business and future financial and operating results and prospects, and the amount and timing of synergies from the proposed Transaction, as well as the consummation of the Offering and the use of proceeds therefrom, are based on the current estimates, assumptions, projections and expectations of the management of Amcor and are qualified by the inherent risks and uncertainties surrounding future expectations generally. Actual results could differ materially from those currently anticipated due to a number of risks and uncertainties many of which are beyond Amcor’s control. Neither Amcor nor any of its respective directors, executive officers, or advisors, provide any representation, assurance, or guarantee that the occurrence of the events expressed or implied in any forward-looking statements will actually occur or if any of them do occur, what impact they will have on the business, results of operations or financial condition of Amcor. Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on Amcor’s business, the proposed Transaction and the ability to successfully complete the proposed Transaction and realize its expected benefits. Risks and uncertainties that could cause actual results to differ from expectations include, but are not limited to: occurrence of any event, change or other circumstance that could give rise to the termination of the Agreement and Plan of Merger (“Merger Agreement”) in connection with the proposed merger (the “Transaction”) of Amcor and Berry Global Group, Inc. (“Berry”); risk that the conditions to the completion of the proposed Transaction with Berry (including shareholder and regulatory approvals) are not satisfied in a timely manner or at all; risks arising from the integration of the Amcor and Berry businesses; risk that the anticipated benefits of the proposed Transaction may not be realized when expected or at all; risk of unexpected costs or expenses resulting from the proposed Transaction; risk of litigation related to the proposed Transaction; risks related to the disruption of management’s time from ongoing business operations as a result of the proposed Transaction; risk that the proposed Transaction may have an adverse effect on the ability of Amcor or Berry to retain key personnel and customers; general economic, market and social developments and conditions; evolving legal, regulatory and tax regimes under which Amcor and Berry operate; potential business uncertainty, including changes to existing business relationships, during the pendency of the proposed Transaction that could affect Amcor or Berry’s financial performance; changes in consumer demand patterns and customer requirements in numerous industries; the loss of key customers, a reduction in their production requirements, or consolidation among key customers; significant competition in the industries and regions in which Amcor and Berry operate; an inability to expand Amcor or Berry’s current business effectively through either organic growth, including product innovation, investments, or acquisitions; challenging global economic conditions; impacts of operating internationally; price fluctuations or shortages in the availability of raw materials, energy, and other inputs which could adversely affect Amcor or Berry’s business; production, supply, and other commercial risks, including counterparty credit risks, which may be exacerbated in times of economic volatility; pandemics, epidemics, or other disease outbreaks; an inability to attract and retain Amcor or Berry’s global executive team and Amcor or Berry’s skilled workforce and manage key transitions; labor disputes and an inability to renew collective bargaining agreements at acceptable terms; physical impacts of climate change; cybersecurity risks, which could disrupt Amcor or Berry’s operations or risk of loss of Amcor or Berry’s sensitive business information; failures or disruptions in Amcor or Berry’s information technology systems which could disrupt operations, compromise customer, employee, supplier, and other data; a significant increase in Amcor or Berry’s indebtedness or a downgrade in Amcor or Berry’s credit rating could reduce operating flexibility and increase borrowing costs and negatively affect financial condition and results of operations; rising interest rates that increase Amcor and Berry’s borrowing costs on Amcor and Berry’s variable rate indebtedness and could have other negative impacts; foreign exchange rate risk; a significant write-down of goodwill and/or other intangible assets; a failure to maintain an effective system of internal control over financial reporting; an inability of Amcor and Berry’s insurance policies, including Amcor and Berry’s use of a captive insurance company, to provide adequate protection against all of the risks Amcor and Berry face; an inability to defend Amcor and Berry’s intellectual property rights or intellectual property infringement claims against us; litigation, including product liability claims or litigation related to Environmental, Social, and Governance (“ESG”), matters or regulatory developments; increasing scrutiny and changing expectations from investors, customers, suppliers, and governments with respect to Amcor or Berry’s ESG practices and commitments resulting in additional costs or exposure to additional risks; changing ESG government regulations including climate-related rules; changing environmental, health, and safety laws; changes in tax laws or changes in Amcor or Berry’s geographic mix of earnings; and other risks and uncertainties are supplemented by those identified from time to time in Amcor’s filings with the Securities and Exchange Commission (the “SEC”), including without limitation, those described under Part I, “Item 1A – Risk Factors” in Amcor’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 and as updated by Amcor’s quarterly reports on Form 10-Q. You can obtain copies of Amcor’s filings with the SEC for free at the SEC’s website (www.sec.gov). Forward-looking statements included herein are made only as of the date hereof and Amcor does not undertake any obligation to update any forward-looking statements, or any other information in this communication, as a result of new information, future developments or otherwise, or to correct any inaccuracies or omissions in them which become apparent, except as expressly required by law. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.